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                                                                     Exhibit 5.2


   [Letterhead of American Express Receivables Financing Corporation III LLC]


                                 April 20, 2004

American Express Receivables Financing Corporation III LLC
4315 South 2700 West, Room 1900
Mail Stop 02-01-50
Salt Lake City, Utah 84184


            Re: American Express Credit Account Master Trust, Registration
                Statement on Form S-3

Ladies and Gentlemen:

         I have acted as counsel to American Express Receivables Financing Corporation III LLC (the "Transferor") in connection with the above-referenced Registration Statement on Form S-3 being filed concurrently herewith with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance and sale of Asset Backed Certificates (the "Certificates") of the American Express Credit Account Master Trust to which the Transferor, American Express Receivables Financing Corporation IV LLC("RFC IV") and American Express Receivables Financing Corporation II ("RFC II") will transfer receivables (the "Receivables") generated from time to time in a portfolio of designated card accounts. The American Express Credit Account Master Trust was formed pursuant to the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of April 16, 2004 (as so amended and restated, the "Pooling Agreement") among the Transferor, RFC IV, RFC II, American Express Travel Related Services Company, Inc., as Servicer (the "Servicer") and The Bank of New York, as trustee (the "Trustee"). The Certificates will be issued and delivered in accordance with the terms of a specified Series Supplement to the Pooling Agreement.

         I or members of my staff have examined the forms of Pooling Agreement, Series Supplement and Underwriting Agreement included as exhibits to the Registration Statement. In addition, we have examined and considered executed originals or counterparts, or certified or other copies, identified to my satisfaction as being true copies, of such certificates, instruments, documents and other corporate records of the Transferor and matters of fact and law as I deem necessary for the purposes of the opinion expressed below. Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in the Pooling Agreement. In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the original of such latter documents.

         Based upon the foregoing, and subject to the qualification that I am admitted to the practice of law in the State of New York and do not purport to be expert in the laws of any jurisdiction other than the State of New York, I am of the opinion that, assuming the due execution and delivery of the Pooling Agreement and applicable Series Supplement thereto substantially in the form filed as an exhibit to the Registration Statement, upon the issuance, authentication and delivery of the Certificates in accordance with the provisions of such Pooling Agreement and such Supplement, against payment therefor, the Certificates will be legally issued, fully paid and non-assessable.



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         I consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                                     Very truly yours,


                                                    /s/ Carol V. Schwartz
                                                    Carol V. Schwartz
                                                    Group Counsel









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